EX 99.28(g)(3)(ii)

Amendment to
Holding Account Agreement between
The Bank of Nova Scotia, acting through its ScotiaMocatta division, and the Curian/Van Eck International Gold Fund Ltd., a wholly-owned subsidiary of Curian/Van
Eck International Gold Fund, a series of the Curian Variable Series Trust

This Amendment is to the Holding Account Agreement dated July 1, 2013 (“Agreement”), among The Bank of Nova Scotia, acting through its ScotiaMocatta division (“Scotiabank”), and the Curian/Van Eck International Gold Fund Ltd., a wholly-owned subsidiary of Curian/Van Eck International Gold Fund, a series of the Curian Variable Series Trust (the “Customer”).

Whereas, it is intended that the Curian Variable Series Trust will be renamed the Jackson Variable Series Trust, effective on or about April 27, 2015.

Whereas, a name change has been approved for the Curian/Van Eck International Gold Fund Ltd., a wholly-owned subsidiary of Curian/Van Eck International Gold Fund to the following:

●	JNL/Van Eck International Gold Fund Ltd., a wholly-owned subsidiary of JNL/Van Eck International Gold Fund

Whereas, in order to reflect the name change of the Customer, the Agreement must be amended to reflect the change in the Trust and Fund names:

Whereas, the parties have agreed to amend the Agreement in order to change the name of the Customer.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.
That all reference to the Curian/Van Eck International Gold Fund Ltd., a wholly-owned subsidiary of Curian/Van Eck International Gold Fund, a series of the Curian Variable Series Trust, effective April 27, 2015, shall be changed to:

a.	JNL/Van Eck International Gold Fund Ltd., a wholly-owned subsidiary of JNL/Van Eck International Gold Fund, a series of the Jackson Variable Series Trust

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
The Customer and Scotiabank hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such Customer or Scotiabank to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of April 27, 2015, effective as of April 27, 2015.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson Variable Series Trust		The Bank of Nova Scotia, acting through its ScotiaMocatta division

By:	/s/ Kelly L. Crosser	By:	/s/ Karl Herrnstein
Name:	Kelly L. Crosser	Name:	Karl Herrnstein
Title:	Assistant Secretary	Title:	Director

		By:	/s/ Robert Lockwood
		Name:	Robert Lockwood
		Title:	Director